UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2014

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On June 23, 2014, Lion Oil Company (“Lion Oil”), a wholly owned subsidiary of Delek US Holdings, Inc. (“Delek US”), and the lenders under Lion Oil’s amended and restated financing agreement (the “Term Loan Facility”) exercised the option to establish an additional $20.0 million incremental term loan, increasing the Term Loan Facility to $110.0 million and effected certain amendments to the terms and conditions of the Term Loan Facility. Bank Hapoalim B.M. is acting as the collateral agent and a lender under the Term Loan Facility, and both Israel Discount Bank of New York and Fifth Third Bank are acting as lenders. The Term Loan Facility requires Lion Oil to make 16 quarterly amortization payments of $5.5 million each commencing December 31, 2014, with the remaining principal balance to be paid at maturity. The Term Loan Facility’s maturity remains at December 18, 2018, and the Term Loan Facility continues to be secured by (i) all assets of Lion Oil (excluding inventory and accounts receivable), (ii) all shares in Lion Oil, and (iii) a first priority lien on the subordinated and common units of Delek Logistics Partners, LP held by Lion Oil. Additionally, the Term Loan Facility continues to be guaranteed by Delek US and certain subsidiaries of Lion Oil. Interest on the unpaid balance of the Term Loan Facility is computed at a rate per annum equal to a LIBOR rate or a prime based reference rate, at Lion Oil's election, plus the applicable margins, subject in each case to an interest rate floor of 5.50% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2014	DELEK US HOLDINGS, INC.

/s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP / Chief Financial Officer